                           INVESTORS' RIGHTS AGREEMENT


     This Investors' Rights Agreement is entered into as of March 20, 1996, by and among SENDX MEDICAL INC., a California corporation (the "Company"), CIBC Wood Gundy Ventures, Inc., a Delaware corporation (the "Series D Holder") and for purposes of Section 2.15 and Article 3 only, the principal shareholders of the Company listed on Annex A (the "Principal Shareholders"). Subject to
Section 1.3 and Section 2.13 hereof, any permitted transferee of the rights of a Series D Holder hereunder, any holder of common stock of the Company (the "Common Stock") issued upon conversion of the Series D Preferred Stock or exercise of the Series D Warrants and any holder of Series D Warrants, shall also be deemed a Series D Holder for purposes of permitting such transferee to exercise such rights for purposes hereof.

     WHEREAS, in connection with the Company's issuance of Series D Preferred Stock and warrants to purchase Series D Preferred Stock or Common Stock (the "Series D Warrants") to the Series D Holder pursuant to that certain Series D Preferred Stock Purchase Agreement dated as of March 20, 1996 (the "Purchase Agreement"), the Company has agreed to enter into this Investors' Rights Agreement as a condition to the Closing thereunder.

     NOW THEREFORE, in consideration of the mutual agreements, covenants and conditions and releases contained herein, the Company, the Series D Holder and, with respect to Section 2.15 and Article 3, the Principal Shareholders hereby agree as follows:


1.   RIGHTS OF FIRST REFUSAL

     1.1 PRO RATA RIGHT. The Company hereby grants to the Series D Holders the right of first refusal to purchase, pro rata, New Securities (as defined in Section 1.2 below) which the Company may, from time to time, propose to issue, sell or exchange. Each Series D Holder's pro rata share, for purposes of this right of first refusal, is the ratio (A) the numerator of which is (i) the number of shares of Common Stock held by such Series D Holder issued or issuable upon conversion of Series D Preferred Stock (together with shares of Common Stock issued or issuable on exercise of Series D Warrants and shares of Common Stock issued or issuable upon conversion of Series D Preferred Stock issued or issuable upon exercise of the Series D Warrants held by such Series D Holder), and (ii) the number of shares of Common Stock purchased by such Series D Holder pursuant to its rights under this Section 1.1 (including any Common Stock issuable upon conversion or exercise of any convertible securities or rights to acquire securities so purchased) (the sum of (i) and (ii) being the "Underlying Common Stock") on the date the Company specifies in its written notice delivered pursuant to Section 1.3 below (provided however, that any such shares shall cease being Underlying Common Stock when (x) effectively registered under the Securities Act of 1933 (the "Securities Act") and disposed of pursuant to a valid registration statement, or (y) when sold without restriction pursuant to Rule 144 or any similar provision then in force); and (B) the denominator of which is the total number of shares of Common Stock then outstanding and issuable upon exercise and conversion of all outstanding options, warrants, rights and convertible securities. This right of first refusal shall be subject to the following additional provisions of this Section 1.

          1.1.1     DEFINITION.

          "New Securities" shall mean any capital stock (including the Common Stock or the Preferred Stock) of the Company whether now authorized or not, and rights, options or warrants to purchase, subscribe for or otherwise acquire capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock; provided that the term "New Securities" does not include (i) securities issuable upon conversion of the Series A, Series A-2, Series B, Series C or Series D Preferred Stock outstanding as of the date hereof, or upon conversion, exchange or exercise of other currently outstanding securities which are convertible into, or exchangeable or exercisable for, capital stock (but not including new issuances of such securities); (ii) securities issued to another corporation or its shareholders pursuant to the acquisition of such other corporation by the Company by merger, purchase of substantially all the assets or other reorganization which results in the Company owning more than fifty percent (50%) of the voting power or substantially all the assets of such other corporation; (iii) shares of Common Stock or Preferred Stock convertible into Common Stock (including options to purchase such shares) issued or issuable to employees, consultants, vendors or directors of the Company pursuant to any stock option plan or stock purchase or stock bonus agreements or arrangements approved by the Board of Directors of the Company but in no event to exceed 16% of the total number of shares of Common Stock (on a fully diluted basis) then outstanding or issuable upon conversion of convertible securities or upon the exercise of options or warrants (and including in such 16%, shares previously issued to employees, consultants, vendors or directors, pursuant to such plans or agreements); (vi) securities issued pursuant to any stock dividend, stock split, combination or other reclassification by the Company of any of its capital stock; or (v) securities offered pursuant to a public offering pursuant to a registration statement under the Securities Act, from which the gross proceeds to the Company exceed $18,000,000 (a "Qualified Public Offering").

          1.1.2 REQUIRED NOTICES. In the event the Company proposes to undertake an issuance of New Securities, it shall give the Series D Holders written notice of the proposed issuance, describing the type of New Securities (including a brief description of the rights, preferences and privileges thereof), the number of New Securities proposed to be issued, the proposed issuance date and the price and the general terms upon which the Company proposes to issue the same. Each Series D Holder shall have twenty (20) days from the date of receipt of any such notice (the "Purchase Period") to agree to purchase up to its pro rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and the other Series D Holders and stating therein the quantity of New Securities to be purchased.

          1.1.3 COMPANY'S RIGHT TO SELL. In the event that any Series D Holder (the "Non-Electing Holder") fails to exercise its right of first refusal to purchase all of its pro rata share of New Securities within the applicable Purchase Period and the other Series D Holders (the "Electing Holders") have elected to purchase all of their pro rata share of the New Securities, then the Company shall deliver notice of such failure by the Non-Electing Holder to the Electing Holders specifying the number of New Securities available for sale (the "Clean-up Notice") and the Electing Holders may elect, by means of delivery of a written notice to the Company within ten (10) days after the receipt of the Clean-up Notice (the "Clean-up Period"), to purchase all or a portion the New Securities not purchased by the Non-Electing Holder. If upon the expiration of the Clean-up Period the Series D Holders (as a group) have not elected to purchase all of their pro rata share of the New Securities, the Company shall have one hundred and twenty (120) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within one hundred and twenty (120) days from the date of said agreement) to sell the New Securities not purchased by the Series D Holders (the "Available New Securities") at a price and upon general terms no more favorable in any material respect to the purchasers thereof than specified in the Company's notice. In the event the Company has not issued and sold the Available New Securities within said one hundred and twenty (120) day period, the Company shall not thereafter issue or sell any Available New Securities, without first offering such securities to the Series D Holders in the manner provided above and in no event shall the Company issue or sell any additional New Securities without first offering such securities to the Series D Holders in the manner provided above.

     1.2 TERMINATION. The provisions of this Section 1 shall terminate upon the earlier to occur of any one of the following events: (i) the closing a Qualified Public Offering; or (ii) the aggregate shares of Underlying Common Stock represent less than two percent (2%) of the fully diluted shares of Common Stock of the Company.

     1.3  ASSIGNMENT.  The right of first refusal set forth in this Section 1 is
(a) assignable in connection with a sale or assignment of not less than the lesser of (i) 100,000 shares (as adjusted for stock splits, stock dividends or recapitalizations after the date hereof) of Underlying Common Stock or (ii) 100% of the Shares of Underlying Common Stock held by such Series D Holder;
(b) assignable by a Series D Holder to any wholly-owned subsidiary or parent of, or to any corporation, entity or other person which is, within the meaning of the 1933 Act, controlling, controlled by or under common control with such Series D Holder, (c) assignable by a partnership to its partners in connection with distributions to the partners and if so assigned will be treated as one Series D Holder for purposes of this Section 1, and (d) assignable with the prior written consent of the Company, which will not be unreasonably withheld.

     1.4 AMENDMENT OF RIGHTS OF FIRST REFUSAL. Any provision of this Section 1 may be amended and the observance thereof may be waived (either generally or in a particular instance either retroactively or prospectively) only with the written consent of the Company and the Series D Holders owning at least a majority of the shares of Underlying Common Stock held by all Series D Holders.


2.   COVENANTS

     2.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. The Company shall furnish the following reports to each Series D Holder that owns at least 100,000 shares of Underlying Common Stock (provided that all Underlying Common Stock held by affiliated Series D Holders shall be aggregated for purposes of this and all other calculations under this Agreement) (a "Qualified Holder"):

               (a) as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries, for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries, as of the end of such monthly period, setting forth in each case comparisons to the Company's annual budget and all such statements shall be prepared in accordance with United States generally accepted accounting principles, consistently applied ("GAAP") except for the omission of notes in interim period statements, and shall be certified by such Company's chief financial officer;

               (b) accompanying the financial statements referred to in subparagraph (a), a certificate from the Company stating that neither the Company nor any of its Subsidiaries is in default under any of its other material agreements or, if any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

               (c) as soon as available but in any event within 90 days after the end of each fiscal year, unaudited consolidating and audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and unaudited consolidating and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, all prepared in accordance with GAAP, and accompanied by (i) with respect to the consolidated portions of such statements, an opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities and except in the case of such opinion for the fiscal year ended December 31, 1995 for a qualification relating to the Company's ability to continue as a going concern) of an independent accounting firm of recognized national standing, (ii) a copy of such firm's annual management letter to the Company, if any; and (iii) a supplemental report setting forth in each case comparisons to the Company's annual budget;

               (d) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

               (e) at least 30 days but not more than 90 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets, and within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, a statement from the Company explaining the deviation and what actions it has taken and proposes to take with respect thereto;

               (f) promptly (but in any event within ten business days) after the discovery or receipt of notice of default under any material agreement to which the Company or any of its Subsidiaries is a party, any condition or event which is reasonably likely to result in any material liability under any foreign, federal, state or local statute or regulation relating to public health and safety, worker health and safety or pollution or protection of the environment or any other material adverse change, event or circumstance affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any person which involves a reasonable likelihood of such litigation being commenced), a statement specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

               (g) within ten days after transmission thereof, copies of all financial statements, reports and any other general written communications which the Company sends to its equity holders and copies of all registration statements and all regular, special or periodic reports which it files, or any of its partners, officers or directors file with respect to the Company, with the Securities and Exchange Commission ("SEC") or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's and its Subsidiaries' businesses; and

               (h) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Series D Holder entitled to receive information under this Section 2.1 may reasonably request.

Each of the financial statements referred to in subsection (a) and (c) above (including in all cases the notes thereto, if any) shall be consistent with the books and records of the Company (which, in turn, shall be accurate and complete in all material respect) and shall fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods stated therein.

     2.2 FINANCIAL INFORMATION TO OTHER SERIES D HOLDERS. The Company shall furnish the following reports to each Series D Holder not entitled to receive information under Section 2.1 above:

               (a) as soon as available but in any event within 30 days after the end of each of the first three fiscal quarters in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter, setting forth in each case comparisons to the Company's annual budget, and all such statements shall be prepared in accordance with GAAP, except for the omission of notes in interim period statements, and shall be certified by the Company's chief financial officer; and

               (b) as soon as available but in any event within 90 days after the end of each fiscal year, unaudited consolidating and audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and unaudited consolidating and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, all prepared in accordance with GAAP, and, accompanied by (a) with respect to the consolidated portions of such statements, an opinion of an independent accounting firm of recognized national standing and (b) a supplemental report setting forth in each case comparisons to the Company's annual budget.

     2.3 INSPECTION OF PROPERTY. The Company shall afford to the officers, employees, accountants, counsel and other representatives of each Qualified Holder access (upon reasonable prior notice, during normal business hours and without undue disruption to the business of the Company) to all personnel, properties, books, contracts, commitments and records of the Company and its Subsidiaries and all other information concerning their respective businesses, properties and personnel as such Qualified Holder may reasonably request. The Company shall allow, and shall cooperate with the such Qualified Holder in providing, reasonable access to the internal and external auditors of the Company and its Subsidiaries, and shall allow each such Qualified Holder to review the financial statements, books and records of the Company and its Subsidiaries. Any information disclosed or received pursuant to this Section
2.3 is subject to the confidentiality provisions of Section 2.14 below, without limiting the generality of such Section 2.14.

     2.4  RESTRICTIONS.

          So long as any Series D Holder holds any Series D Preferred (or securities convertible into, or exchangeable or exercisable for, Series D Preferred), the Company shall not take any of the following actions without the prior written consent of the holders of not less than a majority of the Series D Preferred (including Series D Preferred issuable on conversion, exchange or exercise):

               (a) declare or pay any dividends or make any distributions upon any of its equity securities;

               (b) redeem, purchase or otherwise acquire, or permit any of its Subsidiaries to redeem, purchase or otherwise acquire, any equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) of the Company or any or its Subsidiaries thereof, except for the repurchase of stock from employees of the Company or any such Subsidiary in connection with the termination of their employment with the Company or any affiliate thereof, if such repurchase has been specifically approved by the Board of Directors;

               (c) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, or permit any of its Subsidiaries to authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (a) any equity securities senior or pari passu in priority to the Series D Preferred (or any securities convertible into or exchangeable for any such equity securities) or (b) any notes or debt securities containing any equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for such equity securities, or containing profit participation features); provided, however, the Company may issue up to $2,000,000 in debt securities which may be accompanied by warrants to purchase capital stock junior to the Series D Preferred, provided the exercise price of such warrants is not less than (i) 80% of the fair market value of the underlying capital stock, and
(ii) $2.625 per share of Common Stock, and the aggregate exercise price of such warrants does not exceed 50% of the principal amount of such debt securities;

               (d) acquire, or permit any of its Subsidiaries to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture, involving an aggregate consideration (including, without limitation, the assumption of liabilities whether direct or indirect) exceeding (i) $2,000,000 in any 12-month period if funded entirely from new debt ("Acquisition Indebtedness") (not including new draws under existing lines of credit) and/or new equity investment, and (ii) $500,000 in the aggregate in any 12-month period if funded otherwise, provided however, that the aggregate outstanding Acquisition Indebtedness shall at no time exceed $2,000,000;

               (e) enter into, or permit any of its Subsidiaries to enter into, the ownership, active management or operation of any business other than the manufacture, marketing and sale of point of care blood analysis and industrial pH equipment substantially as conducted by the Company and its Subsidiaries as of the date hereof and business activities ancillary thereto;

               (f) become subject to, or permit any of its Subsidiaries to become subject to, (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the ability of the Company or any Subsidiary thereof to perform the provisions of, or otherwise conflict with any of the Series D Holder's rights under, this Agreement, the Purchase Agreement, the Registration Rights Agreement, the Certificate of Determination, the Series D Warrants or any other agreement contemplated hereby or thereby;

               (g) directly or indirectly, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, employees, partners, stockholders, agents or affiliates, or with any family member of any such individual, or with any entity in which any such Person or individual owns a beneficial interest, except for payment of salaries and benefits to employees on reasonable terms and except for employment agreements with Douglas Hillier, George Pache, Michael Mercer, Ronald Betts, Ruben Chairez, Matthew Leader, Douglas Savage, a new vice president of manufacturing/operations and any replacements of the foregoing, subject to approval of the Board of Directors;

               (h) increase the number of members of the Board of Directors of the Company above seven;

               (i) issue or sell any equity or partnership interest, or rights to acquire any equity or partnership interest, of any Subsidiary of the Company to any person or entity other than the Company or a wholly-owned Subsidiary thereof;

               (j) approve the adoption of any equity or partnership option plan or employee equity or partnership interest ownership plan or the issuance of any equity or partnership interests of the Company or any Subsidiary thereof; to any employee of the Company or any Subsidiary thereof, provided however, that the Company may grant stock options to acquire stock under its existing Stock Option Plan in an amount which shall not exceed 16% of the total number of shares of Common Stock (on a fully diluted basis) then outstanding or issuable upon conversion of convertible securities or upon the exercise of options or warrants (and including in such 16%, shares previously issued to employees, consultants, vendors or directors, pursuant to such plans or agreements;

               (k) merge or consolidate with any entity (other than a merger of a wholly-owned Subsidiary into another wholly-owned Subsidiary), unless in connection with such transactions, the Series D Holders receive, an amount equal to the greater of the Series D Liquidation Preference (as defined in the Certificate of Determination of the Series D Preferred Stock (the "Certificate of Determination")) for each share of Series D Preferred Stock then held or the fair market value of any share of Underlying Common Stock then held, in cash, or freely marketable securities (other than restrictions arising solely by virtue of a Series D Holder's status as an affiliate or former affiliate of the Company). Such securities shall be valued as follows:

                    (i) if traded on a securities exchange or reported on the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of such securities over the 30-day period ending three (3) days prior to the closing of such transaction; or

                    (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing of such transaction;

               (l) liquidate, dissolve or effect any recapitalization or reorganization of the Company unless the Series D Holders receive the amounts set forth in subsection 2.4(k);

               (m) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than $100,000 of the consolidated assets of the Company or its Subsidiaries in any transaction or series of related transactions or $250,000 of such consolidated assets in any 12-month period (other, in either case, than sales of inventory in the ordinary course of business); provided however, the Company may sell all or substantially all, of its assets in a single transaction or series of related transactions, if the Series D Holders receive the consideration set forth in subsection 2.4(k);

               (n) make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or investments in, any person or entity (other than a Subsidiary of the Company), except for reasonable advances to employees in the ordinary course of business;

               (o) except as permitted under Section 2.4(c) and Section 2.4(d) above, create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, Indebtedness exceeding an aggregate principal amount of $500,000 outstanding at any time on a consolidated basis, other than indebtedness to PPG, Ventana Fund II, Instrumentation Laboratories and Praktikerfinans as reflected on the Latest Balance Sheet. For purposes hereof, "Indebtedness" shall mean indebtedness for borrowed money.

               (p) amend or modify any bank loan agreement or any other Indebtedness; provided the Company may extend the terms thereof and in connection thereof compensate such lender in cash or by delivery of warrants subject to the conditions of subsection 2.4(c) (except the $2.625 exercise price shall be not less than $4.00);

               (q) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Liens other than Permitted Liens. For purposes hereof "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority of other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute;

                    For purpose hereof, Permitted Liens shall mean:

                    (i) Liens for taxes, assessments and other governmental charges or levies not yet due and payable, or which are being contested in good faith by appropriate proceedings and for which reserves, if any, required under generally accepted accounting principles shall have been established;

                    (ii) Liens in respect of property or assets of the Company imposed by law, which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business;

                    (iii) deposits or pledges to secure bids, tenders, contracts, leases, the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds or other obligations of a like general nature incurred in the ordinary course of business;

                    (iv) zoning restrictions, easements, license, restrictions on the use of real property and minor irregularities in title thereto which do not materially impair the use or the value of such property;

                    (v) inchoate liens arising under ERISA to secure current service pension liabilities as they are incurred;

                    (vi) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property, or to use such property in a manner which does not materially impair the use of such property; and

                    (vii) those Liens existing as of the date hereof and disclosed in the Purchase Agreement;

               (r) make or permit any of its Subsidiaries to make, any capital expenditures (including, without limitation, payments with respect to capitalized leases, as determined in accordance with GAAP) exceeding $850,000 in the aggregate on a consolidated basis for the Company and its Subsidiaries in any 12-month period following the date hereof;

               (s) enter or permit any of its Subsidiaries to enter into any leases or other rental agreements (excluding capitalized leases, as determined in accordance with GAAP) under which the amount of the aggregate lease payments for all such agreements exceeds $500,000 on a consolidated basis for the Company and its Subsidiaries in any 12-month period following the date hereof; and

               (t) appoint any person to the position of an executive officer of the Company.

     2.5 AFFIRMATIVE COVENANTS. So long as any Series D Holder holds any Series D Preferred (or securities convertible into, or exchangeable or exercisable for, Series D Preferred), the Company shall, and shall cause each of its Subsidiaries to:

               (a) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations, permits and Intellectual Property Rights (as defined in Section
2.6 of the Purchase Agreement) necessary to the conduct of its businesses;

               (b) maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

               (c) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

               (d) comply with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

               (e) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which could have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company, or any Subsidiary thereof;

               (f) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for adequately-insured businesses of similar size engaged in similar lines of business;

               (g) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP;

               (h) at all times continue to operate in the ordinary course of business; and

               (i) within two (2) years of the date hereof, the Company shall complete a Qualified Public Offering (the sole remedy for failure to comply with this covenant shall be those rights set forth in the Certificate of Determination of the Series D Preferred).

     2.6 COMPLIANCE WITH AGREEMENTS. The Company shall perform and observe all of its obligations to the Series D Holders set forth in this Agreement, the Purchase Agreement, the Registration Rights Agreement, the Certificate of Determination, the Series D Warrants or the articles of incorporation or bylaws of the Company or articles of incorporation or bylaws of any Subsidiary of the Company and each other agreement contemplated hereby or thereby.

     2.7 CURRENT PUBLIC INFORMATION; RULE 144A. At all times after the Company has filed a registration statement with the SEC pursuant to the requirements of either the Securities Act or the Securities Exchange Act (an "SEC Registration Statement"), the Company shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the SEC thereunder and shall take such further action as any holder or holders of the Company's equity securities may reasonably request, all to the extent required to enable such holders to sell the Company's equity securities pursuant to (i) Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC or (ii) a short-form registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the SEC. Upon request, the Company shall deliver to any Series D Holder a written statement as to whether it has complied with such requirements. Upon the request of any Series D Holder, the Company shall promptly supply to such Series D Holder or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the SEC (as such rule may be amended from time to time) and otherwise cooperate and take all other actions reasonably requested by any Series D Holder in connection with any such transfers pursuant to Rule 144A, provided, that if the Company has not previously filed an SEC Registration Statement, it shall not be obligated to supply information to a Series D Holder pursuant to this sentence if this involves extraordinary and material expense on the part of the Company unless such Series D Holder agrees to reimburse the Company for such expense.

     2.8 AMENDMENT OF AGREEMENTS. The Company shall not amend, modify or waive any provision of this Agreement, the Purchase Agreement, the Registration Rights Agreement, the Certificate of Determination, or the Series D Warrants without the prior written consent of the holders of not less than a majority of the Series D Preferred.

     2.9 DISCLOSURE TO BOARD. The Company shall, and shall cause its officers, directors, agents, employees and other representatives to, promptly disclose to each member of the Board of Directors all details (and will provide any written proposals, inquiries or other materials) regarding any information, inquiry, communication (whether written or oral) or other indication of interest in any reorganization, consolidation, merger, sale of all or substantially all of the assets of the Company, or the sale of equity securities or any other transaction which, if consummated, would materially affect the Company or its equity holders.

     2.10 PUBLIC DISCLOSURES. The Company or any Subsidiary thereof shall not disclose any person's or entity's name or identity as an investor in the Company or the terms of the transactions contemplated by this Agreement in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such investor, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such investor describing in reasonable detail the proposed content of such disclosure and shall permit the investor to review, comment upon and approve of the form and substance of such disclosure.

     2.11 USE OF PROCEEDS. The Company and its Subsidiaries shall only use or permit the use of any of the proceeds from the sale of Series D Preferred to (i) repay indebtedness under Bridge Notes issued in February 1996 in the aggregate amount of $1,100,987, plus accrued interest thereon, and (ii) for working capital, including ramp up of manufacturing and sales organization, research and development and support of operating losses.

     2.12 COMPLIANCE WITH LAWS. The Company and its Subsidiaries shall take, and neither the Company nor any Subsidiary thereof shall (whether directly or indirectly) fail to take, all necessary efforts to ensure that neither it nor any of its Subsidiaries, employees and agents, and Subsidiaries' employees and agents take or fail to take) any action that would result in a material violation of any foreign or United States federal, state, or local law, rule or regulation. The Company shall comply with, and shall ensure that each of its Subsidiaries, employees and agents, and Subsidiaries' employees and agents, comply with, in all material respects, all applicable foreign and United States federal, state or local laws, rules or regulations.

     2.13 ASSIGNMENT. The rights granted pursuant to this Section 2 may be assigned or otherwise conveyed by the Series D Holders or by any subsequent transferee of any such rights in connection with any transfer of Series D Preferred Stock or Underlying Common Stock; provided that such assignment shall not be permitted without the prior written consent of the Company if the proposed transferee is a competitor of the Company.

     2.14 CONFIDENTIALITY. Each Series D Holder agrees that all information received by it pursuant to this Section 2, and any other information relating to the Company's technology, processes or formulas that is disclosed by the Company to any Series D Holder in writing and is marked as being confidential, shall be considered confidential information. Each Series D Holder further agrees that it shall hold all confidential information relating to the Company in confidence and shall not disclose any such confidential information to any third party other than its counsel or accountants or to a governmental agency having regulatory authority over such Series D Holder, nor shall such Series D Holder use such confidential information for any purpose other than evaluation of such Series D Holder's investment in the Company; provided, however, that a Series D Holder may distribute summary information regarding the Company to its affiliates, investors or partners; and, provided further, that the foregoing obligation to hold in confidence and not to disclose confidential information shall not apply to any such information that (a) was publicly known prior to disclosure by the Company, (b) becomes publicly known through no fault of such Series D Holder, (c) is disclosed to such Series D Holder on a non-confidential basis by a third party having a legal right to make such disclosure or (d) is independently developed by such Series D Holder.

     2.15 BOARD OF DIRECTORS.

          (a)  From and after the date hereof, and until the provisions of this
Section 2.15 cease to be effective, each Series D Holder and each of the Principal Shareholders shall vote all of its shares of capital stock of the Company which are voting shares and any other voting securities of the Company over which such holder has voting control and shall take all other reasonably necessary or desirable actions within its control (whether in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special board and shareholder meetings), so that:

               (i) the authorized number of directors on the Board of Directors of the Company (the "Board") shall be established at seven directors;

               (ii) the following individuals shall be elected to the Board;

                    (A) one representative designated by CIBC Wood Gundy Ventures, Inc., so long as it or one of its affiliates holds Series D Preferred or Underlying Common Stock equal to not less than 1% of the fully diluted Common Stock then outstanding;

                    (B) one representative of a Series D Holder (other than a representative of CIBC Wood Gundy Ventures, Inc.), designated in such manner as determined by holders of a majority of the then outstanding Series D Preferred and Underlying Common Stock so long as such Series D Holder or one of its affiliates holds Series D Preferred and Underlying Common Stock equal to not less than 1% of the fully diluted Common Stock then outstanding; and

                    (C) five representatives designated by other holders of capital stock of the Company, as provided by the Company's Articles of Incorporation and Bylaws.

               (iii)the composition of the board of directors of the Company's
                    Subsidiaries (a "Sub Board") shall be the same as that of the Board;

               (iv) any committees of the Board or a Sub Board shall be created only upon the approval of a majority of members of the Board and the composition of each such committee (if any) shall include the director designated pursuant to paragraph
                    (ii)(A) above, unless otherwise determined by holders of a majority of the Series D Preferred Stock and Underlying Common Stock then outstanding. The director designated pursuant to paragraph (ii)(B) above shall be entitled to receive notice of, and attend, all meetings of such committees.

               (v) the removal from the Board, Sub Board or any committee thereof (with or without cause) of any representative designated pursuant to paragraph (ii)(A) or (B) hereunder shall be only at the written request of the group of shareholders entitled to nominate such representative; and

               (vi) in the event that any representative designated hereunder ceases to serve as a member of the Board, Sub Board or any committee thereof during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by the group of shareholders originally entitled to nominate such representative as proved hereunder.

          (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board, any Sub Board and any committee thereof. The Company's Articles of Incorporation and Bylaws shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law.

          (c) If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 2.15, the election of an individual to such directorship shall be accomplished in accordance with the Company's Bylaws and applicable law.

          (d) The Company shall give each Series D Holder who holds at least 380,000 shares of Underlying Common Stock written notice of each meeting of the Board and each committee thereof at the same time and in the same manner as notice is given to the directors (which notice shall be promptly confirmed in writing to each such Series D Holder), and the Company shall permit one representative of each such Series D Holder who has not designated a member of the Board pursuant to paragraph (ii)(A) or (B) above to attend as an observer all meetings of the Board and all committees thereof (and each director who is not a member of each Sub Board or Board Committee shall have the right to attend any meeting thereof). Each representative shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes) given to directors in connection with such meetings at the same time such materials and information are given to the directors. If the Company proposes to take any action by written consent in lieu of a meeting of the Board or of any committee thereof, the Company shall give written notice thereof to each such Series D Holder prior to the effective date of such consent describing in reasonable detail the nature and substance of such action. The rights set forth in this paragraph (d) shall be subject to the right of the Board of Directors to exclude such person from meetings and to withhold information to the extent necessary to protect the Company's confidential and privileged information and competitive position and any such observer shall agree to the confidentiality provisions of Section 2.14.

     2.16 EXPIRATION OF COVENANTS. The covenants set forth in this Section 2 shall expire and be of no further force or effect upon the closing of a Qualified Public Offering, provided however, (i) the Company shall provide to each Series D Holder copies of its annual, quarterly and current reports filed with the SEC for a period of four (4) years after the closing of a Qualified Public Offering, if requested by a Series D Holder, and (ii) Sections 2.6, 2.7 and 2.8 shall survive so long as any Series D Preferred Stock or Underlying Common Stock is outstanding.


3.   CO-SALE RIGHTS

     3.1 RIGHTS OF CO-SALE. In the event any Principal Shareholder desires, at any time, to sell, transfer, assign or otherwise dispose of any shares of Common Stock or shares convertible into or exercisable for Common Stock (whether now held or hereafter acquired) (the "Offered Shares"), or receives a bona fide offer from a third party to purchase such Offered Shares, in a transaction or series of related transactions which would result in the transfer to a "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) of 50% or more of the voting power of outstanding securities of the Company or which results in such person holding 50% or more of the voting power of outstanding securities of the Company (a "Control Transaction"), such Principal Shareholder shall deliver a notice (the "Notice") to the Company stating (i) the Principal Shareholder's bona fide intention to sell or transfer the Offered Shares, (ii) the number of such Shares to be sold or transferred, (iii) the price for which the Principal Shareholder proposes to sell or transfer such Offered Shares, (iv) the name of the proposed purchaser or transferee, or class of purchaser or transferee, and (v) all other material terms and provisions relating to the proposed sale or transfer. The Secretary of the Company shall then promptly give notice of the contemplated transfer to each Series D Holder, who shall have the right, exercisable upon written notice to the Principal Shareholder within twenty (20) days after receipt by such Series D Holder from the Company of the notice described above, to participate in the Principal Shareholder's sale of Offered Shares. To the extent such Series D Holder exercises such right of participation in accordance with the terms and conditions set forth below, the number of Offered Shares which the Principal Shareholder may sell pursuant to the Notice shall be correspondingly reduced. The right of participation of such Series D Holder shall be subject to the following terms and conditions:

          3.1.1 Each Series D Holder may sell in such transaction all or any part of that number of shares of Common Stock of the Company equal to the product obtained by multiplying (i) the sum of the total number of shares of Common Stock to be sold in such Control Transaction, plus the total number of shares of Common Stock issuable upon the conversion or exercise of warrants or convertible securities to be sold in such Control Transaction ("Common Equivalents"), by (ii) a fraction, the numerator of which is the number of shares of Underlying Common Stock then owned by such Series D Holder, and the denominator of which is the sum of the aggregate number of shares of Underlying Common Stock then owned by the Series D Holders plus the total number of shares of Common Stock and Common Equivalents owned by all other shareholders proposing to sell shares in such Control Transaction. If required to permit each Series D Holder to sell the number of shares set forth above, each Principal Shareholder participating in such transaction shall reduce the number of shares of Common Stock it proposes to sell in such transaction. Such reduction shall be made pro rata among the Principal Shareholders participating in such transaction, in proportion to the aggregate number of shares of Common Stock then held by each such Principal Shareholder and shares of Common Stock issuable upon conversion of convertible securities and exercise of warrants and options then held by each such Principal Shareholder.

          3.1.2 The Series D Holder may effect its participation in the sale by delivering to the Principal Shareholder for transfer to the purchase offeror one or more certificates, properly endorsed for transfer, which represent:

               (a) the number of shares of Common Stock which the Series D Holder elects to sell pursuant to this Section 3.1; or

               (b) that number of shares of Series D Preferred Stock which is at such time convertible into the number of shares of Common Stock which such purchaser elects to sell pursuant to this Section 3.1; provided, however, that if the purchase offeror objects to the delivery of Series D Preferred Stock in lieu of Common Stock, the Series D Holder may convert and deliver Common Stock as provided in subparagraph 3.1.2(a) above.

     3.2 DELIVERIES. The stock certificate or certificates which a Series D Holder delivers to the Principal Shareholder pursuant to Section 3.1 shall be transferred by such Principal Shareholder to the proposed purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Notice, and the Principal Shareholder shall promptly thereafter remit to such Series D Holder that portion of the sale proceeds to which such Series D Holder is entitled by reason of its participation in such sale.

     3.3 PROHIBITED TRANSFERS. In the event any Series D Holder is not permitted by the Principal Shareholders or the purchase offeror to fully participate as set forth in Section 3.1 above, no Principal Shareholder may sell any of the Offered Shares. Any such transfer shall be void and without effect and shall not be reflected on the books and records of the Company.

     3.4 TERMINATION. The provisions of this Section 3 shall terminate upon the occurrence of any one of the following events: (i) the closing of an offering of the Company's Common Stock pursuant to a Qualified Public Offering; or (ii) the number of shares of Underlying Common Stock represent less than five percent (5%) of the fully diluted outstanding shares of Common Stock of the Company.

     3.5 LEGENDS. Each certificate representing shares of the Common Stock of the Company now or hereafter owned by the Principal Shareholder pursuant to this
Section 3 above shall be endorsed with the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS OF CO-SALE AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT DATED MARCH 20, 1996 BY AND AMONG THE REGISTERED HOLDER, THE CORPORATION AND OTHERS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY THOSE PERSONS OR ENTITIES HAVING A LEGITIMATE INTEREST UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

     3.6 AMENDMENT OF CO-SALE RIGHTS. Any provision of this Section 3 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Principal Shareholder to be affected and the Series D Holders owning at least a majority of the shares of Underlying Common Stock.


4.   MISCELLANEOUS

     4.1 GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of California.

     4.2 ENTIRE AGREEMENT. This Agreement, the Certificate of Determination, the Series D Preferred Stock Purchase Agreement, the Registration Rights Agreement and the other agreements contemplated hereby or thereby constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

     4.3 NOTICES. Any notice, request or other communication required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if personally delivered or if telegraphed, or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth below and shall be deemed to have been received when delivered. Any party hereto may by notice so given change its address for future notices hereunder.

     if to Purchaser,      CIBC Wood Gundy Ventures, Inc.
                           425 Lexington Avenue
                           New York, New York  10017
                           Attn:  Robi Blumenstein
                           Telecopy:  (212) 697-1544

     with a copy to:       Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, Illinois  60601
                           Attn:  Emile Karafiol
                           Telecopy:  (312) 861-2200

     if to the Company,    1945 Palomar Oaks Way
                           Carlsbad, California  92009
                           Attn:  President
                           Telecopy:  (619) 930-6315

     with a copy to:       Stradling, Yocca, Carlson & Rauth
                           660 Newport Center Drive, Suite 1600
                           Newport Beach, California 92660
                           Attn:  Lawrence B. Cohn
                           Telecopy:  (714) 725-4100

     if to a Principal Shareholder, to the address set forth on the signature page.

     4.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.5 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     4.6 CAPTIONS. The captions and headings to Sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe the meaning or the interpretation of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.

ADDRESS                       SENDX MEDICAL, INC.


1945 Palomar Oaks Way         By    /S/ DOUGLAS HILLIER
Carlsbad, CA  92009               ----------------------------------------------
                                  Douglas Hillier, Chief Executive Officer

                              PRINCIPAL SHAREHOLDERS (FOR PURPOSES OF SECTION
                              2.15 AND ARTICLE 3 ONLY):


                              Print Name of Principal Shareholder:
- -------------------------
- -------------------------
                                 [SEE "SIGNATORIES TO AGREEMENT"]
- --------------------------    --------------------------------------------------

                              By:
                                  ----------------------------------------------

                              Its:
                                  ---------------------------------------------



                              SERIES D HOLDERS :


                              By:
                                 ----------------------------------------------

                              Its:
                                  ---------------------------------------------

                             INDEX TO DEFINED TERMS


Acquisition Indebtedness        Section 2.4(d)
Available New Securities        Section 1.1.3
Certificate of Determination    Section 2.4(k)
Clean-Up Notice                 Section 1.1.3
Clean-up Period                 Section 1.1.3
Common Stock                    Preamble
Electing Holders                Section 1.1.3
GAAP                            Section 2.1(a)
Indebtedness                    Section 2.4(o)
Intellectual Property Rights    Section 2.4(a) (Section 2.6 of the Purchase
                                Agreement)
Lien                            Section 2.4(q)
New Securities                  Section 1.1.1
Non-Electing Holder             Section 1.1.3
Permitted Liens                 Section 2.4(q)
Principal Shareholder           Preamble
Purchase Agreement              Recital
Purchase Period                 Section 1.1.2
Qualified Holder                Section 2.1
Qualified Public Offering       Section 1.1.1
SEC                             Section 2.1(g)
SEC Registration Statement      Section 2.6
Securities Act                  Section 1.1
Series D Holder                 Preamble
Series D Warrants               Recital
Underlying Common Stock         Section 2.1

                                     ANNEX A

                             PRINCIPAL SHAREHOLDERS


NAME                               ADDRESS

FBL Ventures of South              5400 University Avenue
Dakota, Inc.                       West Des Moines, Iowa  50266

Walter Kaczor, Jr.                 28842 Curlew Lane
                                   Laguna Niguel, California  92677

Paladin Equities (1991), Inc.      1310 Greene Avenue, Suite 660
                                   Westmount, Quebec  H2Z 2V2
                                   Canada

Praktikerjanst AB                  Jan H. Svensson
                                   Hollandargaten - 10
                                   S-106-63 Stockholm
                                   Sweden

S-E Bankens Lakemedelsfond         Regeringsgatan 45
                                   P. O. Box 16053
                                   S-103-21 Stockholm
                                   Sweden

C. Ian Sym-Smith                   676 E. Swedesford Road, Suite 100
                                   Wayne, Pennsylvania  19087-1651

Ventana Equity Expansion           8880 Rio San Diego Drive, Suite 500
Partnership IV, L.P.               San Diego, California  92108

Ventana Growth Fund II, L.P.       8880 Rio San Diego Drive, Suite 500
                                   San Diego, California  92018

Ventana Partnership III, L.P.      8880 Rio San Diego Drive, Suite 500
                                   San Diego, California  92108

Viking Medical Ventures            8 Queensway House, Queen Street
Limited                            St. Helier, Jersey  JE2 4WD
                                   Channel Islands

                            SIGNATORIES TO AGREEMENT

Name                                               By:                                     Its:
FBL VENTURES OF SOUTH DAKOTA, INC.                 /S/ S.G. HUNTER                         ALTERNATIVE INVESTMENTS MANAGER

WALTER J. KACZOR, JR.                              /S/ WALTER J. KACZOR, JR.               AN INDIVIDUAL

PALADIN EQUITIES (1991), INC.                      /S/ MARK BERCUVITZ                      PRESIDENT

PRAKTIKERJANST AB                                  /S/ GILLIS CULLIN                       VICE PRESIDENT

S-E BANKENS LAKEMEDELSFOND                         /S/ ANDERS KLINTORPH                    FUND MANAGER

C.I. SYM-SMITH                                     /S/ C.I. SYM-SMITH

VENTANA GROWTH FUND II, L.P.                       /S/ F.D. TOWNSEN                        MANAGING GENERAL PARTNER

VENTANA PARTNERSHIP III, L.P.                      /S/ F.D. TOWNSEN                        MANAGING GENERAL PARTNER

VENTANA EQUITY EXPANSION
        PARTNERSHIP IV, L.P.                       /S/ F.D. TOWNSEN                        MANAGING GENERAL PARTNER

PR. PRO. DEN NORSKE KRIGSFORSIKRING (for SKIB)     /S/ TOM CHRISTIANSEN
